Tidal Trust I 485BPOS

Exhibit 99.(d)(i)(6)

SIXTH AMENDMENT TO THE

TIDAL TRUST I

INVESTMENT ADVISORY AGREEMENT

with

TIDAL INVESTMENTS LLC

THIS SIXTH AMENDMENT dated as of May 14, 2026, to the Investment Advisory Agreement, dated as of February 20, 2019, as amended (the “Agreement”), entered into by and between TIDAL TRUST I (the “Trust”), on behalf of the series of the Trust as indicated on Amended Schedule A to the Agreement, as may be amended from time to time (each, a “Fund,” and collectively, the “Funds”), and TIDAL INVESTMENTS LLC (hereinafter called the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Adviser desire to amend Schedule A to add the following series:

SoFi Social 50 High Income ETF (the “New Fund”); and

WHEREAS, the Trust and the Adviser desire to amend Schedule A to remove the following series:

SoFi Next 500 ETF

WHEREAS, Section 21 of the Agreement allows for the amendment of the Agreement by a written instrument executed by both parties;

NOW, THEREFORE, the parties agree as follows:

Amended Schedule A of the Agreement is hereby superseded and replaced with Amended Schedule A attached hereto, for the purpose of adding the New Fund, to be effective at the time the New Fund commences operation pursuant to an effective amendment to the Trust’s Registration Statement under the Securities Act of 1933, as amended, and removing a liquidated series.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TIDAL TRUST I		TIDAL INVESTMENTS LLC
on behalf of its series listed on Amended Schedule A

By:	/s/Eric W. Falkeis	By:	/s/Jay Pestrichelli
Name:	Eric W. Falkeis	Name:	Jay Pestrichelli
Title:	President	Title:	Chief Trading Officer

Amended Schedule A

to the

TIDAL TRUST I

INVESTMENT ADVISORY AGREEMENT

with

TIDAL INVESTMENTS LLC

Fund Name	Advisory Fee	Effective Date
SoFi Select 500 ETF	0.19%	4/10/2019
SoFi Social 50 ETF	0.29%	5/7/2019
SoFi Enhanced Yield ETF	0.49%	11/14/2023
SoFi Agentic AI ETF	0.69%	9/2/2025
SoFi Social 50 High Income ETF[1]	0.70%	Commencement of Operations

1 The Adviser shall waive its advisory fee on any assets of the SoFi Social 50 High Income ETF that are invested in the SoFi Social 50 ETF for such period during which the Adviser serves as investment adviser to both funds.